Exhibit 107

Calculation of Filing Fee Tables

S-1
(Form Type)

Columbus Acquisition Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(4)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Paid herewith(4)(5)	Equity	Units, each consisting of one ordinary share, $0.0001 par value, and one right to acquire one-seventh of one ordinary share(2)	Rule 457(a)	287,500	$10.00		$2,875,000	$0.00015310	$440.16
	Equity	Ordinary shares included as part of the units(3)	Rule 457(g)	287,500	—		—	—	—
	Other	Rights included as part of the units	Rule 457(g)	287,500	—		—	—	—
	Equity	Ordinary Shares underlying rights included as part of units	Rule 457(a)	324,464	10.00		3,244,640	0.00015310	496.75
	Equity	Representative’s ordinary shares	Rule 457(a)	10,062	10.00		100,620	0.00015310	15.40

Previously paid(4)(5)	Equity	Units, each consisting of one ordinary share, $0.0001 par value, and one right to acquire one-tenth of one ordinary share(2)	Rule 457(a)	6,612,500	10.00		66,125,000	0.00015310	10,123.74
	Equity	Ordinary shares included as part of the units(3)	Rule 457(g)	6,612,500	—		—	—	—
	Other	Rights included as part of the units	Rule 457(g)	6,612,500	—		—	—	—
	Equity	Ordinary Shares underlying rights included as part of units	Rule 457(a)	661,250	10.00		6,612,500	0.00015310	1,012.37
	Equity	Representative’s ordinary shares	Rule 457(a)	231,438	10.00		2,314,380	0.00015310	354.33
	Total Offering Amounts					$			$12,442.76	(4)(5)
	Total Fees Previously Paid								11,490.44
	Total Fee Offsets								N/A
	Net Fee Due								$952.32	(4)(5)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)	Representing 6,900,000 units including 6,000,000 units to be issued in the offering and up to 900,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one ordinary share and one right to acquire one-tenth of one ordinary share.

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	An additional indeterminate amount of securities are being registered hereby to be offered solely for certain market making transactions, by affiliates of the Registrant. Pursuant to Rule 457(q) under the Securities Act, no additional filing fee is required.

(5)	The Registrant’s initial filing of this Registration Statement on November 15, 2024 (the “Original Form S-1”) registered (i) 6,612,500 ordinary shares included in the Units, (ii) 661,250 ordinary shares underlying rights included as part of the Units (each right to acquire one-tenth of one ordinary share), and (iii) 231,438 ordinary shares to be issued to underwriters, for an aggregate offering price of $75,051,880. The current filing increases the number of such ordinary shares being registered to 8,127,214, for an aggregate offering price of $81,272,140, including (i) 6,900,000 ordinary shares included in the Units, (ii) 985,714 ordinary shares underlying rights included as part of the Units (each right to acquire one-seventh of one ordinary share), and (iii) 241,500 ordinary shares to be issued to underwriters. The Registrant is paying additional registration fee on the additional 622,026 aggregate offering amount being registered.

(6)	$11,490.44 of registration fee was previously paid, at the time of the filing of the Original Form S-1. An additional $952.32 of registration fee is being paid currently to cover the additional 622,026 aggregate offering amount being registered, as described in footnote (5).